nusatrip

Building the Premier Travel Hub in Southeast Asia

Issuer Free Writing Prospectus | Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus dated March 21, 2025 | Registration Statement No. 333-285997

nusatrip.com

Corporate Presentation

March 2025

DISCLAIMERS

Free Writing Prospectus Statement

This free writing prospectus relates to the proposed public offering of shares of common stock (“Common Stocks”) of NusaTrip Incorporated (“NusaTrip”, “we”, “us”, or “our”) and should be read together with the Registration Statement on Form S-1, as amended (the “Registration Statement”), we filed with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates.

The Registration Statement has not yet become effective. This presentation does not constitute an offer sell or issue or the solicitation of an offer to buy or acquire securities of the Company in any jurisdiction or an inducement to enter into investment activity, nor may it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever. Specifically, this presentation does not constitute a “prospectus” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”). The offering may only be made by means of a prospectus pursuant to the Registration Statement after it becomes effective. This presentation does not contain all relevant information relating to the Company or its securities.

Before you invest, you should read the prospectus filed as part of the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we and/or our underwriter will arrange to send you the prospectus if you contact our underwriters at Cathay Securities Inc., 40 Wall Street Suite 3600, NY, NY 10005, via email at service@cathaysecurities.com or contact NusaTrip Incorporated, 28F AIA Central, Jl. Jend. Sudirman No.Kav. 48A, RT.5/RW.4, Karet, Semanggi, Kota Jakarta Selatan, Daerah Khusus Ibukota, Jakarta 12930, Indonesia via email at patrick@nusatrip.com.



Certain information contained in this presentation was obtained from various sources, including third parties, and has not been independently verified. No representation, warranty or undertaking, express or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness, correctness or reasonableness of the information or the sources presented or contained herein. By attending this presentation, you acknowledge and agree that none of NusaTrip or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters will be liable (in negligence or otherwise) for any loss howsoever arising from any use of this presentation or its contents or otherwise arising in connection with the presentation.

This presentation may contain additional trademarks, service marks and trade names of others. Such trademarks, service marks and trade names are the property of their respective owners. We do not intend our use or display of other companies' trademarks, service marks or trade names to imply an endorsement or sponsorship of us by any other person.

This presentation speaks as of the date hereof. The information presented or contained in this presentation is subject to change without notice. Neither the delivery of this presentation nor any further discussions of NusaTrip or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters with any of the recipients shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since that date.



FORWARD-LOOKING STATEMENT

This presentation contains forward-looking statements, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can find many (but not all) of these statements by the use of words such as "approximates," "believes," "hopes," "expects," "anticipates," "estimates," "projects," "intends," "plans," "will," "would," "should," "could," "may" or other similar expressions in this presentation. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual client base, our subsidiaries' relationships with their business partners, competition in our industries, relevant government policies and regulations relating to our industry future results may vary materially. Important factors that could cause actual results to differ materially from those in the forward-looking statements include changes in local, regional, national, or global political, economic, business, competitive, market (supply and demand) and regulatory conditions identified under Risk Factors in our preliminary prospectus and other assumptions described in this presentation underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under the "Risk Factors" section of the Registration Statement. We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update any forward-looking statements after the distribution of this presentation, whether as a result of new information, future events, changes in assumptions, or otherwise.

FORWARD-LOOKING STATEMENT

This presentation contains certain data and information that we obtained from various government and private publications including industry data and information. Statistical data in these publications also include projections based on a number of assumptions. The industry may not grow at the rate projected by market data, or at all. Failure of our industries to grow at the projected rate may have a material and adverse effect on our subsidiaries' business and the market price of our Common Stocks. In addition, the new and rapidly changing nature of the industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.



nusatrip

Offering Summary	
Issuer	NusaTrip Incorporated
Exchange/Symbol	Nasdaq Capital Market/NUTR
Shares Outstanding Pre-Offering	14,000,000
Number of Shares Being Offered	3,000,000 shares of Common Stock (or 3,450,000 shares of Common Stock if the underwriters exercise their over-allotment option to purchase additional shares in full)
Price Range	$4.00 to $5.00 per shares
Offering Size	US$12 million to US$15 million
Underwriter	Cathay Securities, Inc.
Use of Proceeds	For mergers and acquisitions, expansion of market, and working capital and other general corporate purposes.

nusatrip

"THE WORLD IS A BOOK **AND THOSE WHO DO NOT TRAVEL READ ONLY A PAGE.**"

ST AUGUSTINE



COMPANY OVERVIEW





Certificate
of Accreditation

IATA is proud to certify that

PT. TUNAS SUKSES MANDIRI

NUSATRIP
JAKARTA SELATAN, Indonesia

has met the professional standards of the **International Air Transport Association** to promote and sell international air passenger transportation.

IATA code: 15083246 Validate online at: checkacode.com Certificate validity: 2022

Accreditation Type: GoStandard

Muhammad Albakri
Senior Vice President, Customer, Financial and Digital Services
IATA

Ian Lorigan
Regional Director, Distribution and Payment, Asia Pacific

2022

IATA

Founded in 2013 and a member of the Society Pass (Nasdaq: SOPA) ecosystem, **NusaTrip** is a Jakarta-headquartered, IATA-licensed online travel agency and a member of Association of Indonesia Tours and Travel Agencies.

MISSION

Offer world-class quality products, services and experiences for customers, clients, affiliates, and business partners.

Contribute to the revitalisation of the travel and tourism industry by enabling and promoting social network-based entrepreneurship.

Promote SEA and APAC to travelers both regionally and globally.

nusatrip


RUSSIA
KAZAKHSTAN
MONGOLIA
TURKEY
IRAN
CHINA
INDIA
AUSTRALIA

NusaTrip – SEA's Premier Travel Hub

- Office headquarters in Jakarta
- Looking to acquire offline travel agencies across key markets,in PRC, Hong Kong, Philippines, Thailand, Singapore, Malaysia, India, and UAE.



NUSATRIP BY THE NUMBERS

65+
Team Members

4
SEA Offices

10 years
of Operations

80M
unique visitors in total

USD 66 M
2024 Sales (GMV)

500+
Airlines

650,000+
Hotels

1.3+ M
registered users

1M
apps downloaded

NUSATRIP COMMUNICATION CHANNELS


NusaTrip
NusaTrip
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NEW DEALS
NUSAPOINT
PENIPUAN!
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Kenapa Pizza
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Selamat Datang
Queensland!

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Followers: 30.2K


Nusatrip
CARI & BOOKING
200K HOTEL
500+ MASKAPAI
MAXIMUM CHOICE
Nusatrip
NusaTrip is a fully licensed travel agency company, accredited by IATA, and is a member of ASITA.
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NusaTrip is the first online travel agent with IATA license, a member of ASITA, and the travel vertical SocietyPass (Nasdaq: SOPA). We provide booking services for domestic and international flight and hotel. We have over 500 airlines and 200,000 hotels in 10,000+ de ...see more
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Followers: 20K


13.41
NusaTrip ID
@nusatrip.com
14
Mengikuti
3904
Pengikut
225,6 rb
Suka
Kirim pesan
Liburan Kemanapun #BarengNusaTripAja
Bagi-bagi tips & tricks travelling seru!
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Disematkan
Disematkan
2024 bebas paspor?
SITUASI
688 rb
753,3 rb
2 jt
Queensland!
Jepang akan
Mau Liburan???
3.667

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Followers: 3K


nusatrip



MANAGEMENT TEAM



Tjin Patrick Soetanto
Chief Executive Officer



Yee Siong Tan
Chief Financial Officer



Anson Neo
Chief Marketing Officer



Albert Nicolas
Chief Operating Officer

OUR CORPORATE ACHIEVEMENTS

OCT 2012

Acquires IATA license

JAN 2013

Commences operations

AUG 2022

Society Pass (Nasdaq: SoPa) Acquires NusaTrip

APR & JUL 2023

Acquires VLeisure

Acquires VIT

MARKET OVERVIEW



e-Conomy SEA covers 6 countries in Southeast Asia



612M
total population
across the countries

Country	Population
INDONESIA	280M
MALAYSIA	35M
PHILIPPINES	119M
SINGAPORE	6M
THAILAND	72M
VIETNAM	100M

Source:
- World Bank
- Worldometer (2024). South-Eastern Asia Population.

SOUTH EAST ASIA TRAVEL MARKET



695,000,000

Current population of SEA based on UN estimates

8.52%

SEA population in comparison to total world population

52.2%

Of the population is urban

- HSBC reported SEA as the home to a burgeoning middle class. This increase in purchasing power.

(Source from HSBC website below)



Source:
- www.business.hsbc.com/en-gb/insights/growing-my-business/a-3d- view-of-southeast-asia
- Worldometer (2024). South-Eastern Asia Population

SEA'S DIGITAL ECONOMY IS CLOSING ON $200B, GROWING 15% YoY


GMV ($B)
16%
16%
11%
20%
161
22
19
8
112
195
24
23
18
130
218
26
24
30
139
295
34
31
43
186
2021
2022
2023
2024
CAGR
Online Media
Food & Transport
Travel
E-commerce

Notes: GMV = gross merchandise value: CAGR = compund annual growth rate.
Soure: Bain analysis

Source:
• Google, Temasek and Bain & Company (2024) e-Conomy SEA 2024.





nusatrip

OUR BUSINESS MODEL

- Our algorithm finds the ***cheapest fares for our corporate and retail customers***
- Technology engine constantly learns about changes in fare dynamics & FX to optimize logic
- Constantly adding new sourcing countries, direct connects & consolidators

Search cheapest fare per/airline on routes

Fares from multiple Countries

Fares across multiple Consolidators

Fares from direct connections to airlines

When to find the best fares

Big Data

Apply commission, incentives, fees and markup

FX

Merge fares, one way & return

Flight Selected

Book selected flight

Cheapest Fare from all Countries

Cheapest Fare from direct connections to airlines

Cheapest Fare across all Consolidators

Apply commission, incentives, fees and markup

Merge fares, one way & return

Maximize profit & bookability

OUR HOTEL AND OTHER OFFERING

- We source hotel both by direct contracting and integration with global suppliers.
- Technology to curated hotel based on few simple logic and with machine learning, it will improve conversion.

RE: Hotel Enquiry
From: hello@nusatrip.com
To: Traveler

Hi, thanks for using NusaTrip. Please tell us your hotel preference so that we can focus on getting the best offers for you.

Meanwhile, please take a look at the top private offers of this week.

Rank	Hotel	Online Price	Your Price	Room Left
1	Mamamia, *Double Deluxe Room*	$120	$100	2
2	Golden Palm, *Deluxe Sea View*	$200	$160	5
3	Queensbay, *Executive Suite*	$380	$250	6

Link to NusaTrip Hotel site to complete booking



OUR BUSINESS



OUR REVENUE MODEL

- Ticketing
- Hotel commissions
- Insurance
- Service fees
- Incentives
- Hotel SAAS



Global distribution system
Hotels
Aggregators
Low-cost airlines
Flight content consolidator

OUR B2B FLIGHT AND HOTEL BUSINESS

We provide more than 500 choices of airlines and 650,000 hotels worldwide

CATHAY PACIFIC BRITISH AIRWAYS

AIRFRANCE DELTA jetBlue RYANAIR

Lufthansa airasia American Airlines Jetstar scoot

AND MANY MORE

Longstanding strategic partnerships with offline travel agents throughout Asia Pacific.

API connections with over 500 airlines

Contributes up to 60% of entire NusaTrip Net Revenue.

OUR HOTEL VERTICALS

Acquired in April 2023, VLeisure is a B2B global network platform that empowers agencies to manage and distribute travel products and services to their online partners. It is headquartered in Vietnam.

- **Hotel Software Ecosystem**
  - Property Management System
  - Point of Sales
  - Channel Management
  - Booking Engines & Travel Agencies Portals
  - Revenue Management System
  - Customer Data Platform
  - Loyalty & Data
- **Hotel Management Services**
  - Sales & Marketing Outsourcing
  - Sales & Marketing Representation
  - Hotel Management
  - Revenue Management



DISTRIBUTION CHANNELS
HOTEL SOFTWARE ECOSYSTEM
HOTEL MANAGEMENT SERVICES
DISTRIBUTION THROUGH
CORE SYSTEM
SUPPLIERS
DATABASES
MANAGEMENT
S & M SERVICES
· Nusatrip.com
· Nusabiz
· API
· Retailers
· White-label Websites
· PMS
· POS
· RMS
· Channel Manager
· Booking Engines
OTA, Local Wholesalers in ASEAN, EU & USA, GDS, Direct Contract to Airlines and Hotels
· CRM
· Contact Center
· Omni Channel
· Guest Services
· Loyalty Services
· Operation Management
· Revenue Management
· Full Services
· Hotel Representative
· Hotel Marketing
· Outsourcing Sales & Marketing
COLLECT SOCIETY POINTS BY MAKING RESERVATION
COLLECT SOCIETY POINTS BY STAYING AT HOTELS
SoPa
Society Pass Inc.

OUR WEBSITE & MOBILE APP


USD
Hi, Guest
Login | Register
nusatrip
Flights
Hotels
My Booking
Customer Care
#ExploreDestinations with NusaTrip
Wait no more, let's travel again!
Enjoy over 1,000,000+ flight routes with NusaTrip!
Flight
Hotel
One Way
Roundtrip
Flying from
CGK
Jakarta (CGK : Soekarno H...
Going to
DPS
Denpasar (DPS : Bali, Ngura...
Departing
07 SEP 2023
Passenger, Class
2 ADT, 0 CHD, 0 INF
Cheapest fare
Search Flight
Search History
Clear History
Jakarta CGK to Denpasar DPS
2 ADT 07 SEP 23
Hotels in Banyuwangi
1 room, 2 ADT 19 JUL 23 - 20 JUL 23
Denpasar DPS to Jakarta CGK
2 ADT - 1 INF 19 JUL 23
Banyuwangi BWX to Jakarta CGK
2 ADT - 1 INF 19 JUL 23

10+ years of experience travel agent, with a vast network of partners and resellers worldwide. Accommodated by 24/7 customer care, NusaTrip is open to more collaborations and partnership.



nusatrip

CUSTOMER ACQUISITION STRATEGY

Market to the demographics and travel preferences of our target audiences in both flights and hotels in both B2B & B2C

Travel Agency Acquisitions	B2C Segment Branding	B2B Partnership	Society Pass / Society Points Loyalty
◦ Expand operational footprint to rest of Asia: ◦ Vietnam, Philippines, Thailand, Singapore, Malaysia, Hong Kong, PRC, India and UAE	◦ Create a strong social media brand identity (Instagram, Facebook, LinkedIn, TikTok) ◦ Promote SEA and global destination ◦ Promote new content	Strengthen relationship with: ◦ GDS Suppliers ◦ Airlines ◦ Hotels ◦ Others (Trains, Admission Tickets, Reviews) ◦ Non IATA Travel Agency ◦ Corporate businesses	SoPa Society Pass Inc. ◦ Increase customer loyalty by offering incentives ◦ Cross promote with other members of SoPa ecosystem (TMG, Gorilla Increase customer loyalty)

FINANCIAL OVERVIEW



HISTORICAL REVENUE

(US$ Million)


2.50
2.00
1.50
1.00
0.50
0.00
1.40
2.31
1.18
FY2022
FY2023
FY2024

HISTORICAL REVENUE

Revenue - Products


Flight
Hotel
Software
Ancillary
Online Marketing
FY 24
0.86
0.01
0.01
0.04
0.29
1.18
FY 23
1.34
0.18
0.01
0.14
0.64
2.31
FY 22
1.14
0.07
0.14
0.06
1.40
0.00
0.50
1.00
1.50
2.00
2.50
(US$ Million)

nusatrip

KEY FINANCIAL HIGHLIGHTS

Key Highlights	FY 2022	FY 2023	FY 2024
Balance Sheet (US$'000)			
Current Assets	3,435	3,111	11,068
Cash and bank balances	3,435	671	6,988
Net assets	(4,978)	(5,281)	(5,828)

SoPa

Tjin Patrick Soetanto
Chief Executive Officer
patrick@nusatrip.com

Yee Siong Tan
Chief Financial Officer
ys.tan@nusatrip.com

THANK YOU!